UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2013

 Feel Golf Co., Inc.
 (Exact name of Registrant as specified in its charter)

California	000-26777	77-0532590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Central Park Drive Sanford, FL 32771
(Address of principal executive offices)

(321) 397-2072
(Registrant’s telephone number, including area code)

107 Commerce Way Sanford, FL 32771
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chairman

On January 31, 2013, Mr. Lee Miller tendered his resignation as Chairman for the Company.  The resignation was not related to any disagreement with the Company.  Mr. Miller  remains as Chief Executive Officer of the Company.

Resignation of Director

On January 31, 2013, David Wells resigned from the Board of Directors for the Company.  The resignation was not related to any disagreement with the Company.

Election of Chairman

On January 31, 2013, the Board of Directors approved the appointment of Matthew Schissler as Chairman for the Company.  On January 31, 2013, Mr. Schissler accepted the appointment and agreed to serve as Chairman for the Company.

Appointment of Treasurer and Chief Operations Officer

On January 31, 2013, the Board of Directors approved the appointment of Victoria Rudman as Chief Operations Officer for the Company.  On January 31, 2013, Ms. Rudman accepted the appointment as Chief Operations Officer for the Company, and will be compensated $150,000 annually.

Election of Director

On January 31, 2013, the Board of Directors approved the appointment of Victoria Rudman to the Board of Directors.  On January 31, 2013, Ms. Rudman accepted the appointment and agreed to serve on our Board of Directors.

Victoria D. Rudman

Victoria Rudman joins as Chief Operations Officer and board member with over 20 years of professional experience in multiple aspects of operations, accounting, finance, taxation and fiscal management. She served as Financial Advisor to Morgan Stanley’s Managing Directors (1990-1995) and later as Global Telecommunications Controller at Morgan Stanley Dean Witter (1995-1999). Before joining Morgan Stanley as Information Technology and Communications Controller in 2003, Ms. Rudman acted as Vice President and Prime Brokerage Technology Advisor at Bear Stearns (2000-02) and Director of Business Planning & Strategy at Visual Networks (formerly Avesta Technologies), where she was the lead project manager for the entire technology business enterprise, including IPO and strategic M&A (1999-2000).

Victoria holds a Bachelor of Business Administration in Public Accounting from Pace University, Lubin School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Feel Golf Co., Inc.

Date: February 7, 2013	By:	/s/ Lee Miller
Lee Miller
Chief Executive Officer